Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of April 21, 2019 between IZEA, INC., a Nevada corporation (the "Company"), and EDWARD H. (TED) MURPHY (the "Executive"). This Agreement supersedes, amends and restates in its entirety that certain Employment Agreement, dated as of May 14, 2011, between the Company and the Executive.
W I T N E S S E T H:
WHEREAS, the Company desires to retain the services of the Executive and to that end desires to enter into a contract of employment with him, upon the terms and conditions herein set forth; and
WHEREAS, the Executive desires to be employed by the Company upon such terms and conditions;
NOW, THEREFORE, in consideration of the premises and of the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1.	APPOINTMENT AND TERM

Subject to the terms hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, all in accordance with the terms and conditions set forth herein, for a period of three years (the "Initial Term") commencing as of April 21, 2019 (the "Commencement Date") and ending on April 20, 2022. After the Initial Term, this Agreement shall automatically renew for successive one-year terms under the same terms and conditions set forth herein unless: (a) the Agreement is earlier terminated or amended as provided herein, or (b) the Company or Executive gives written notice of non-renewal at least sixty (60) days prior to the end of the Initial Term or any renewal term of this Agreement. If the Company gives notice later than 60 days prior to the end of the contract term, then the term of this Agreement shall be extended until the date which is 60 days after the date such notice is given, during which time the Executive may seek alternative employment while still being employed by the Company. The Executive shall hold the positions of President and Chief Executive Officer of the Company.

2.	DUTIES
(a)The Executive shall, unless prevented by incapacity, devote all of his business time, attention and ability during normal corporate office business hours to the discharge of his duties hereunder and to the faithful and diligent performance of such duties and the exercise of such powers as may be assigned to or vested in him by the Board of Directors of the Company (the "Board"), such duties to be consistent with his position. The Executive shall obey the lawful directions of the Board, and shall use his diligent efforts to promote the interests of the Company and to maintain and promote the reputation thereof.
(b)With the exception of existing investments and ownership positions previously disclosed to the Company, the Executive shall not during his term of employment (except as a representative of the Company or with the consent in writing of the Board) be directly engaged as an employee, board member or general partner of any business. The Executive may purchase an investment interest of up to 20% in entities that do not directly compete with the Company, provided it does not impair the ability of the Executive to discharge fully and faithfully his duties hereunder.
(c)Notwithstanding the foregoing provisions, the Executive shall be entitled to serve in various leadership capacities in civic, charitable and professional organizations. The Executive recognizes that his primary and paramount responsibility is to the Company. The Executive shall be based in the Orlando, Florida metropolitan area, except for required travel on the Company's business.

3.	REMUNERATION
(a)Base Salary. As compensation for his services pursuant hereto, the Executive shall be paid a base salary of no less than $249,900 per annum during his employment. The Executive will receive a guaranteed base salary increase of no less than 2% in April of each calendar year beginning in 2020. This amount shall be payable in equal periodic installments in accordance with the usual payroll practices of the Company. The base salary shall automatically increase by 20% upon IZEA reaching a market cap of $50 million for at least 15 days within a rolling 30 day measurement period.
(b)Signing Bonus. No Signing Bonus is due for signing this Amended and Restated Employment Agreement.
(c)Signing Bonus - Stock Options. No Signing Bonus is due for signing this Amended and Restated Employment Agreement.
(d)Annual Stock Options. The Executive shall be granted stock options annually beginning April 21, 2019 and each August 27 thereafter, which entitle him to purchase shares of common stock of the Company valued at $200,000 based on standard Black-Scholes modeling (but, in any event, the number of underlying shares of common stock shall not exceed 200,000 shares (as adjusted for stock splits and similar events)) unless increased by written consent of the Board of Directors, at an exercise price per share equal to the market price of the common stock on the date of grant, which options shall vest in forty-eight (48) equal installments, commencing on the grant date and on the last day of each succeeding month thereafter until all options are vested, and pursuant to a customary stock option agreement which will contain the terms pertaining to the stock options contained in this Section 3(c), which the Executive and the Company shall enter into within ten (10) days after this Agreement is executed by both of the parties. In the event that the fair market value of the stock option grant is less than $200,000 as limited by the 200,000 share cap, the Executive shall be entitled to receive 100% of the difference in fair market value through a combination of cash or the value in Restricted Stock Units at the then current stock price and with the same vesting schedule as the above stock options, at the sole option of the Board . In the event that RSUs are issued, Executive may elect to have the company reduce the issuance size and have the company pay the taxes associated with the issuance.
(e)CEO Cash Bonus. The Executive will be entitled to an annual each bonus of no less than $85,000 per year based upon achieving specified key performance indicators (the "CEO Cash Bonus KPIs"), as determined prior to the start of each calendar year by the Board of Directors in collaboration with the Executive. The bonus will be split twenty percent (20%) per quarter for quartile goals and twenty percent (20%) annually for annual goals. Within the earlier of (a) fifteen (15) days following the filing of the Company's Quarterly Report on Form 10-Q for such quarter or Annual Report on Form 10-K for such year or (b) the third pay period after such quarterly or annual report filing, the Executive will be paid the bonus in accordance with the Company's regular payroll practices.
(f)CEO Stock Bonus. The Executive shall also be entitled to receive additional stock options as a bonus, which would entitle him to purchase shares of common stock of the Company valued at up to $150,000 per year based on standard Black-Scholes modeling (but, in any event, the number of underlying shares of common stock shall not exceed 200,000 shares, unless increased by written consent of the Board of Directors, (as adjusted for stock splits and similar events)), at an exercise price per share equal to the market price of the common stock on the date of grant, based upon the Company’s and the Executive’s achievement of specified key performance indicators (the "CEO Stock Bonus KPIs"). The bonus will be split twenty percent (20%) per quarter for quartile goals and twenty percent (20%) annually for annual goals. Within the earlier of (a) fifteen (15) days following the filing of the Company’s Quarterly Report on Form 10-Q for such quarter or Annual Report on Form 10-K for such year or (b) the third pay period after such quarterly or annual report filing, the Executive will be issued the bonus stock options. The options shall vest in thirty-six (36) equal installments, commencing on the last day of the month in which the grant occurred and on the last day of each succeeding month thereafter until all options are vested, and pursuant to a customary stock option agreement which will contain the terms pertaining to the stock options contained in this Section 3(f). In the event that the fair market value of the stock option grant is less than $150,000 as limited by the 200,000 share cap, the Executive shall be entitled to receive 100% of the difference in fair market value through a combination of cash or the value in Restricted Stock Units at the then current stock price and with the same vesting schedule as the above stock options, at the sole option of the Board. In the event that RSUs are issued, Executive may elect to have the company reduce the issuance size and have the company pay the taxes associated with the issuance.

(i)In the event of termination of the employment (A) by the Executive pursuant to Section 7(a)(i) or (B) by the Company pursuant to Section 7(b)(ii), all stock options not theretofore vested will lapse and be forfeited. In the event the Executive’s employment is terminated for any other reason (including for Good Reason or disability and death), all stock options not theretofore vested will thereupon become immediately vested on the date of termination, and, in the event of Executive’s death, all stock options provided for under this Agreement will transfer to the Executive’s estate. Upon a Change of Control, as provided in Section 7(d), 50% of all unvested stock options and restricted stock granted to the Executive will vest immediately and the remaining 50% of all stock options and restricted stock granted to the Executive will vest upon the earlier of the effective date of an Employment Agreement that replaces this Amended and Restated Employment Agreement or the date of the Executive’s termination for any reason, other than pursuant to Section 7(b)(ii), by the acquiring company. Except as otherwise provided in the next paragraph, each stock option will expire ten years after it is granted.
(ii)In the event of termination of the employment of the Executive, all unexercised and exercisable stock options granted to him hereunder must be exercised by him, or his estate (or heir(s)), as the case may be: (A) within twelve (12) months after the date of termination, if the termination is due to disability, as provided in Section 7(b)(iii), (B) in the event of death of the Executive, within twelve (12) months after the date of termination, as provided in Section 7(b)(iv), if the termination is due to death or within three (3) months after the date of death if the termination was pursuant to disability, or (C) within six (6) months after the date of termination if the termination is for any other reason; provided, however, that in the event of the Executive’s employment is terminated pursuant to Section 7(b)(ii), all unexercised and exercisable stock options granted to him hereunder become null and void immediately upon termination.

4.	HEALTH INSURANCE AND OTHER FRINGE BENEFITS
The Executive shall be entitled to participate in regular employee fringe benefit programs to the extent such programs are offered by the Company to its executive employees, including, but not limited to, medical, hospitalization and disability insurance and life insurance that are substantially consistent with the programs of the Company in effect prior to the Commencement Date.

5.	VACATION
The Executive shall be entitled to five (5) weeks of paid vacation days (in addition to the usual national holidays) during each contract year during which he serves hereunder. In the event of a Change of Control, the Executive shall be entitled to one (1) additional week of paid vacation days during the year following such Change of Control. Such vacation shall be taken at such time or times as will be mutually agreed between the Executive and the Company. Vacation not taken during a calendar year may not be carried forward. Upon the termination of the Executive’s employment with the Company, he shall be paid for all unused vacations days accrued through the date of termination in the calendar year in which the termination occurs.

6.	REIMBURSEMENT FOR EXPENSES
The Executive shall be reimbursed for reasonable documented business expenses incurred in connection with the business of the Company in accordance with practices and policies established by the Company.

7.	TERMINATION
This Agreement and the Executive’s employment by the Company shall or may be terminated, as the case may be, as provided below; provided, however, that such termination shall not affect the obligations of the Executive pursuant to the terms of Sections 8 and 9.
(a)Termination by the Executive. The Executive may terminate this Agreement and his employment by the Company:
(i) At any time and for any reason, other than reasons set forth in Section 7(a)(ii), ninety (90) days after written notice of the Executive's resignation is received by the Company ("Voluntary Resignation"); or

(ii)For "Good Reason." "Good Reason" shall be deemed to exist upon (a) any material reduction in the annual base compensation payable to the Executive; (b) the relocation of the place of business at which the Executive is principally located to a location that is outside of Florida; (c) the failure of the Company to comply with a material term of this Agreement; or (d) significant reduction in the Executive’s duties or responsibilities, inconsistent in any material respect with his current position (provided that removal of the Executive as a member of the Board of Directors or, following a Change of Control, as the President and Chief Executive Officer so long as he is the head of any continuing IZEA subsidiary, division or group of the surviving company, shall not constitute a significant reduction in the Executive’s duties or responsibilities under this Agreement); provided that Good Reason shall not be deemed to exist unless (x) notice of the Good Reason condition is given by the Executive to the Company within ninety (90) days of the condition’s initial existence, (y) the Company fails to remedy the condition within thirty (30) days of such notice, and (z) the termination from employment occurs within three (3) months following the initial existence of the Good Reason condition.
(b)Termination by the Company. The Company may terminate this Agreement and the Executive’s employment by the Company upon notice to the Executive (or his personal representative):
(i)Without Cause. At any time and for any reason ("Without Cause"), other than reasons set forth in Sections 7(b)(ii), (iii) or (iv); or
(ii)For "Cause." Upon the written notice to the Executive by the Company at any time, because of: (a) the willful and material malfeasance, dishonesty or habitual drug or alcohol abuse by the Executive related to or affecting the performance of his duties, (b) the Executive's continuing and intentional breach, non-performance or non-observance of any of the terms or provisions of this Agreement, but only after notice by the Company of such breach, nonperformance or nonobservance and the failure of the Executive to cure such default as soon as practicable (but in any event within ten (10) days following written notice from the Company), (c) the conduct by the Executive which the Board in good faith determines could reasonably be expected to have a material adverse effect on the business, assets, properties, results of operations, financial condition, personnel or prospects of the Company (within each category, taken as a whole), but only after notice by the Company of such conduct and the failure of the Executive to cure same as soon as practicable (but in any event within ten (10) days following written notice from the Company), or (d) upon the Executive's conviction of a felony, any crime involving moral turpitude (including, without limitation, sexual harassment) related to or affecting the performance of his duties or any act of fraud, embezzlement, theft or willful breach of fiduciary duty against the Company.
(iii)For Disability. In the event the Executive, by reason of physical or mental disability, shall be unable to perform the services required of him hereunder for a period of more than 60 consecutive days, or for more than a total of 90 non-consecutive days in the aggregate during any period of twelve (12) consecutive calendar months, on the 61st consecutive day, or the 91st day, as the case may be. The Executive agrees, in the event of any dispute under this Section 7(b)(iii), and after written notice by the Board, to submit to a physical examination by a licensed physician practicing in the Orlando, Florida metropolitan area selected by the Board, and reasonably acceptable to the Executive.
(iv)For Death. In the event the Executive dies while employed pursuant hereto, on the day in which his death occurs, provided that such termination shall not prejudice any benefits payable to the Executive’s spouse or beneficiaries that are fully vested as of the date of death.
(c)Obligations of the Company Upon Termination.
(i)If this Agreement is terminated pursuant to Section 7(a)(ii) or 7(b)(iv), the Company will have no further liability to the Executive after the date of termination other than the payment of all compensation and other benefits payable to the Executive through the date of such termination.
(ii)If this Agreement is terminated pursuant to Section 7(b)(iii), the Executive will receive his then current salary until such time (but not more than 120 days after such disability) as payments begin under any disability insurance plan of the Executive.

(iii)If this Agreement is terminated pursuant to Section 7(a)(ii) or 7(b)(i), the Executive will receive his then current salary (and any earned, unpaid bonus payments) for a severance period of six (6) months (the "Severance Period") and the Company will pay Executive's monthly COBRA (Consolidated Omnibus Budget Reconciliation Act) payments for a period of 12 months following Executive's termination. It is the Executive's obligation, however, to submit the necessary documentation and paperwork required for COBRA coverage following his separation from employment.
(iv)If there is a Change of Control (as defined below), and subsequent thereto the Executive's employment with the Company terminates at any time within six (6) months after such Change of Control for reasons other than as provided in Section 7(a)(i) or 7(b)(ii), then the Executive will receive his then current salary (and any earned, unpaid bonus payments) for a severance period of twelve (12) months (the "Severance Period") and the Company will pay Executive's monthly COBRA (Consolidated Omnibus Budget Reconciliation Act) payments for a period of 12 months following Executive's termination. It is the Executive's obligation, however, to submit the necessary documentation and paperwork required for COBRA coverage following his separation from employment.
(d)A "Change of Control" shall be deemed to have occurred at such time as any person, other than the Company, its existing shareholders or any of its or their affiliates on the date hereof, purchases the "beneficial ownership" (as defined in Rule 13d‑3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the combined voting power of voting securities then ordinarily having the right to vote for directors of the Company.

8.CONFIDENTIAL INFORMATION
(a)The Executive covenants and agrees that he will not at any time during the continuance of this Agreement or at any time thereafter (i) print, publish, divulge or communicate to any person, firm, corporation or other business organization (except in connection with the Executive's employment hereunder) or use for his own account any secret or confidential information relating to the business of the Company (including, without limitation, information relating to any customers, suppliers, employees, products, services, formulae, technology, know-how, trade secrets or the like, financial information or plans) or any secret or confidential information relating to the affairs, dealings, projects and concerns of the Company, both past and planned ("Confidential Information"), which the Executive has received or obtained or may receive or obtain during the course of his employment with the Company (whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive), or (ii) take with him, upon termination of his employment hereunder, any information in paper or document form or on any computer-readable media relating to the foregoing. The term "Confidential Information" does not include information which is or becomes generally available to the public other than as a result of disclosure by the Executive or which is generally known in the social media sponsorship industry. The Executive further covenants and agrees that he shall retain the Confidential Information received or obtained during such service in trust for the sole benefit of the Company or its successors and assigns.
(b)The term Confidential Information as defined in Section 8(a) hereof shall include information obtained by the Company from any third party under an agreement including restrictions on disclosure known to the Executive.
(c)In the event that the Executive is requested pursuant to subpoena or other legal process to disclose any of the Confidential Information, the Executive will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with Section 8 of this Agreement. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions of Section 8 of this Agreement, the Executive will furnish only that portion of the Confidential Information which is legally required.

9.	RESTRICTIONS DURING EMPLOYMENT AND FOLLOWING TERMINATION
(a)The Executive shall not, anywhere within the United States, during his full term of employment under Section 1 hereof and for a period of one (1) year thereafter, notwithstanding any earlier termination pursuant to Section 7(a) hereof, without the prior written consent of the Company, directly or indirectly, and whether as principal, agent, officer, director, partner, employee, consultant, broker, dealer or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on, or be engaged, have an interest in or take part in, or render services to any person, firm, corporation or other business organization (other than the Company) engaged in a business which is competitive with all or part of the Business of the Company. The term "Business of the Company" shall mean operating platforms that facilitate social media sponsorships.
(b)The Executive shall not, for a period of one (1) year after termination of his employment hereunder, either on his own behalf or on behalf of any other person, firm, corporation or other business organization, endeavor to entice away from the Company any person who, at any time during the continuance of this Agreement, was an employee of the Company within one year before the Executive’s termination date.
(c)The Executive shall not, for a period of one (1) year after termination of his employment hereunder, either on his own behalf or on behalf of any other person, firm, corporation or other business organization, solicit or direct others to solicit, any of the Company's customers or prospective customers (including, but not limited to, those customers with whom the Executive had a business relationship during his term of employment) for any purpose or for any activity which is competitive with all or part of the Business of the Company.
(d)It is understood by and between the parties hereto that the foregoing covenants by the Executive set forth in this Section 9 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement. It is recognized by the Executive that the Company currently operates in, and may continue to expand its operations throughout, the United States. The Company and the Executive have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants.

10.REMEDIES
(a)Without intending to limit the remedies available to the Company, it is mutually understood and agreed that the Executive's services are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages in an action at law, and, therefore, in the event of any material breach by the Executive that continues after any applicable cure period, the Company shall be entitled to equitable relief by way of injunction or otherwise.
(b)The covenants of Sections 8 and 9 shall be construed as independent of any other provisions contained in this Agreement and shall be enforceable as aforesaid notwithstanding the existence of any claim or cause of action of the Executive against the Company, whether based on this Agreement or otherwise. In the event that any of the provisions of Sections 8 or 9 hereof should ever be adjudicated to exceed the time, geographic, product/service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in any such jurisdiction to the maximum time, geographic, product/service or other limitations permitted by applicable law.
11.COMPLIANCE WITH OTHER AGREEMENTS
The Executive represents and warrants to the Company that the execution of this Agreement by him and his performance of his obligations hereunder will not, with or without the giving of notice or the passage of time or both, conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

12.	WAIVERS
The waiver by the Company or the Executive of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13.	BINDING EFFECT; BENEFITS
This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any corporation or other business organization with which the Company may merge or consolidate or sell all or substantially all of its assets. Insofar as the Executive is concerned, this contract, being personal, cannot be assigned.

14.	NOTICES
All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to the person to whom such notice is to be given at his or its address set forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

(a)	If to the Executive, to him at:

Mr. Edward H. (Ted) Murphy
xxxxxx
xxxxxx

and

(b)    If to the Company, to it at:

IZEAWorldwide, Inc.
480 N. Orlando Avenue, Suite 200
Winter Park, Florida 32789
Attention: Chairman of the Board

15.	MISCELLANEOUS
(a)This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, modified, extended or terminated except upon written amendment approved by the Board and executed by a duly authorized officer of the Company.
(b)The Company shall have no obligation actually to utilize the Executive's services; if the Company elects not to use the Executive's services at any time, the Company's obligations to the

Executive shall be satisfied, in all respects, by the payment to the Executive for a period of six (6) months at the then current salary provided in Section 3, payment of COBRA benefits for 12 months, plus any other amounts payable to the Executive and the continuation of benefits under Section 4, as described below. During such remaining term of employment, the Executive shall be entitled to seek other employment provided that such employment would not violate the terms of this Agreement, including Sections 8 and 9 hereof; and the seeking of such employment shall not be deemed a violation of this Agreement.
(c)This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
(d)All questions pertaining to the validity, construction, execution and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict of law principles.
(e)Any controversy or claim arising from, out of or relating to this Agreement, or the breach hereof (other than controversies or claims arising from, out of or relating to the provisions in Sections 8, 9 and 10), shall be determined by final and binding arbitration in Orlando, Florida, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, by a panel of not less than three (3) arbitrators appointed by the American Arbitration Association. The decision of the arbitrators may be entered and enforced in any court of competent jurisdiction by either the Company or the Executive.
The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

DR	EHM
For the Company	Executive

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
IZEA WORLDWIDE, INC.

By: /s/ Dan Rua

Name:	Dan Rua

Title:	Director & Compensation Committee Representative

EXECUTIVE

/s/ Edward H. Murphy
Edward H. (Ted) Murphy